                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  October 14, 1996



                      IDS/JONES GROWTH PARTNERS 87-A, LTD.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)



       Colorado                     0-16183                   84-1060544
       --------                     -------                   ----------
(State of Organization)       (Commission File No.)         (IRS Employer
                                                          Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309              (303) 792-3111
---------------------------------------------              --------------
(Address of principal executive office and Zip Code        (Registrant's
                                                           telephone no.
                                                         including area code)
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Item 5.       Other Events
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          On October 14, 1996, IDS/Jones Growth Partners 87-A, Ltd., a Colorado
limited partnership (the "Partnership"), entered into an Asset Purchase Agreement providing for the sale by the Partnership to Roseville Cable Company, a wholly owned subsidiary of Roseville Communications Company, of substantially all of the assets, property and business of the Partnership relating to the cable television system serving subscribers in the City of Roseville, California and certain unincorporated areas of Placer County, California (the "System") for a sales price of $31,000,000, subject to customary closing adjustments. Roseville Communications Company also owns Roseville Telephone Company. Closing of the sale is subject to approval by the holders of a majority of the limited partnership interests in the Partnership; the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the receipt by the parties of a waiver from the Federal Communications Commission of Section 652 of the Telecommunications Act of 1996, which prohibits the acquisition by a telephone company and its affiliates of cable systems in the telephone company's service area; and the consent of the City of Roseville, California and Placer County, California to the transfer of the Partnership's cable television franchises to Roseville Cable Company. Closing of the sale of the System is expected to occur during the first half of 1997. The System currently serves approximately 16,000 basic subscribers.

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Item 7.   Financial Statements and Exhibits
          ---------------------------------

      c.  Exhibits.
          --------

          2.1 Asset Purchase Agreement dated October 14, 1996 between IDS/Jones Growth Partners 87-A, Ltd. and Roseville Cable Company

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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              IDS/JONES GROWTH
                              PARTNERS 87-A, LTD.
                              By Jones Cable Corporation,
                                 its Managing General Partner


                                 By:     /s/ Elizabeth M. Steele
                                         -----------------------
                                         Elizabeth M. Steele
                                         Vice President
October 25, 1996                         and Secretary

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